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                                                                    EXHIBIT 99.2

FOR IMMEDIATE RELEASE                                      CONTACT: JOHN L. PUGH
NOVEMBER 8, 2000                                                  (770) 438-9595

                         DORSEY BEGINS RESTRUCTURING AND
                          ANNOUNCES MANAGEMENT CHANGES

Dorsey announces the initial phase of its restructuring plan after engaging a crisis management and turnaround firm, The Recovery Group from Boston, MA.

John L. Pugh, Dorsey's Chief Executive Officer, providing some of the details of the initial restructuring reported, "The Recovery Group and management have spent an intense two weeks reviewing Dorsey's status. We have concluded that staffing cuts in management, salaried employees and administrative employees will be implemented immediately. These staffing cuts will affect approximately 50% of this employee grouping."

Pugh cautioned, "This is not the complete and final restructuring plan, which is still under development; however, we feel we must take this action now to reduce general administrative expenses to the bare minimum in order for the final restructuring plan to succeed. We do anticipate reductions in the hourly work force, as well as renegotiating the union contract; however, the backlog and production levels in the manufacturing plants will dictate the number of hourly workers affected."

Pugh continued by stating, "The implementation of any restructuring plan is painful, and this one will be no exception. I feel very strongly that the pain should be felt at the top first. The Atlanta corporate office will become primarily a national sales office with limited administrative and finance functions. All other corporate functions will be handled from our manufacturing plants."

Senior management changes were announced by Pugh, "Ms. Lorri Palko, our President and COO since 1997, tendered her resignation earlier in the year but has graciously stayed on to oversee the production of a major contract. This major contract is coming to a successful end this month, so Ms. Palko will be leaving this month. In addition, our CFO, Mr. Allen Cain, will be leaving the Company this month. The duties of Ms. Palko and Mr. Cain will be assumed by Mr. Keith Lonergan, VP-Manufacturing; Ms. Allyson Turnbull, Corporate Controller; Ms. Laura Roan, VP-Sales; as well as myself."

Dorsey Trailers, Inc. designs, manufacturers, and markets one of the broadest lines of high quality, customized truck trailers through three plants located in Alabama, Georgia and South Carolina.

Certain statements in this press release and statements by the Company in reports to its stockholders and public filings, as well as, oral public statements by Company representatives may be deemed to be forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995. Any forward-looking statements included herein have been included based upon facts available to management as of the date of the statement. Any forward looking statements are, however, inherently subject to the uncertainty of future events, whether economic, competitive or otherwise, many of which are beyond the control of the Company, or which may involve determinations which may be


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                                                                NOVEMBER 8, 2000
                                                                          PAGE 2

described in such forward-looking statements will occur and actual events or results may vary materially from those included herein.

Without limitation, the following are some of the factors which may affect whether the events or results described in such forward-looking statements will occur: increased competition, dependence on key management, continued availability of credit from vendors, continued advancement of funds from lender, reliance on certain customers, shortages of raw materials, component prices, labor shortages or work stoppage, dependence on current industry trends and demand for product, manufacturing interruption due to unfavorable natural events, unfavorable results of outstanding litigation, government regulations and new technologies or products. Readers should review and consider the various disclosures made by the Company in this press release and in its reports to stockholders and periodic reports on Form 10-K and 10-Q.